Exhibit 99.1

WebSideStory Announces Better Than Expected
Preliminary Fourth Quarter Results, Raises Guidance

Wednesday January 12, 4:07 pm ET

SAN DIEGO, Jan. 12 /PRNewswire-FirstCall/ — WebSideStory, Inc. (Nasdaq: WSSI — News), a leading provider of on-demand Web analytics, today announced preliminary results of operations for the quarter ended December 31, 2004 that exceed previous company guidance. The company cautioned that these preliminary results are unaudited and are subject to adjustment and that its final, audited results could differ.

The company expects record fourth quarter revenue of $6.4 to $6.5 million, reflecting 14% sequential growth and growth over the same period last year of approximately 47% in subscription revenue and approximately 42% in total revenue. These results exceed previously issued company guidance of $6.2 to $6.3 million in revenue.

“Digital marketing and web analytics continue to thrive. We believe that these results also reflect the strong demand of our enterprise-class service, HBX, and solid execution across all areas of the company”, said Jeff Lunsford, WebSideStory Chairman and CEO. “Growth in online commerce, which increased approximately 25% year-over-year this holiday season, and online ad spending, which is growing at approximately 40% annually, provide nice tailwinds as we expand our business. Our fourth quarter bookings of annual and multi-year contracts were strong, and we continued to build our customer base by adding in excess of 80 new customers this past quarter.” The company expects to report cash and short-term investments of $30.7 million as of December 31, 2004, which includes the payment of several significant IPO-related expenses that were made in the fourth quarter.

The company:

•	expects to meet or exceed current guidance on earnings before stock-based compensation for the fourth quarter of 2004;

•	updated and raised its guidance on revenue through the third quarter of 2005 and on earnings before stock-based compensation for the first quarter of 2005; and

•	established revenue guidance for the fourth quarter of 2005 and earnings guidance for the second quarter of 2005.

Final results for the fourth quarter and fiscal year 2004 will be provided in a conference call and press release once the audit is completed.

     WebSideStory’s updated financial guidance is as follows:

	Q4-04	Q1-05	Q2-05	Q3-05	Q4-05
Revenue (millions)	$6.4-$6.5	$6.8-$6.9	$7.3-7.6	$8.0-8.5	$8.6-9.3

     Net income before stock-based compensation (millions)

$.85-$.95	$1.2-1.3	$1.4-1.7

     Earnings before stock-based compensation per share

$0.06*	$0.07-$0.08	$0.08-0.10

     *Excludes a constructive dividend of $1.4 million that arises from early redemption of the redeemable preferred stock and $193,000 of stock-based compensation.

Safe Harbor Statement

     Statements in this press release that are not a description of historical facts are forward-looking statements. For example, statements about financial condition, possible or assumed future results of operations, growth opportunities, and plans and objectives of management are all forward-looking statements. You should not regard any forward-looking statement as a representation by WebSideStory that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in WebSideStory’s business including, without limitation: WebSideStory’s limited experience in an emerging market with unproven business and technology models; WebSideStory’s reliance on its Web analytics services for the majority of its revenue; WebSideStory’s recent achievement of profitability and the risk that it may not maintain its profitability; the highly competitive markets in which WebSideStory operates that may make it difficult for the company to retain customers; the risk that WebSideStory’s customers fail to renew their agreements; the risk that WebSideStory’s services may become obsolete in a market with rapidly changing technology and industry standards; and other risks described in WebSideStory’s Securities and Exchange Commission filings, including WebSideStory’s prospectus dated September 27, 2004 and its form 10-Q for the quarter ended September 30, 2004. Do not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. All forward-looking statements are qualified in their entirety by this cautionary statement and WebSideStory undertakes no obligation to revise or update this news release to reflect events or circumstances after the date of this news release.

About WebSideStory, Inc.

WebSideStory is a leading provider of on-demand Web analytics services. WebSideStory’s services collect data from Web browsers, process that data and deliver reports of online behavior to our customers on demand. More than 600 enterprises currently use WebSideStory’s services to understand how Internet users respond to Web site design and content, online marketing campaigns and e-commerce offerings. As a result, WebSideStory’s customers can make more effective marketing decisions and improve the merchandising, sales, support and design of their Web sites. For more information, contact Tom Willardson CFO, WebSideStory, Inc. Voice: 858 546-0040 x387. Fax: 858.546.0480. Address: 10182 Telesis Court, 6th Floor, San Diego, CA 92121. E-mail: twillardson@websidestory.com. Web site: www.WebSideStory.com. HBX is a trademark and WebSideStory is a registered trademark of WebSideStory. Other trademarks belong to their respective owners.